Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)
World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	457(c) and 457(h)	370,000(1)	$155.55(2)	$57,553,500.00(2)	$0.00015310	$8,811.44

Total Offering Amounts							$8,811.44

Total Fee Offsets				n/a

Net Fee Due							$8,811.44

(1)
Amount to be registered consists of 370,000 shares of common stock of World Acceptance Corporation (“Common Stock”) that may be offered or sold under the World Acceptance Corporation 2017 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on Nasdaq on June 2, 2025, a date within five business days prior to the filing of this Registration Statement.